Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiary	Ownership percentage	Jurisdiction of incorporation or organization
Recro Gainesville LLC	100%	Massachusetts
Recro Gainesville Development LLC	100%	Delaware